UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2023 (August 14, 2023)

Stone Point Credit Corporation

(Exact Name of Registrant as Specified in its Charter)

delaware	814-01375	85-3149929
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

20 Horseneck Lane

Greenwich, Connecticut 06830

(Address of Principal Executive Offices, Zip Code)

(203) 862-2900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 14, 2023 (the “Closing Date”), SPCC Funding II LLC (“SPCC Funding II”), a Delaware limited liability company and newly-formed, wholly-owned subsidiary of Stone Point Credit Corporation, a Delaware corporation (the “Company”), entered into a $300 million Credit Agreement (the “Secured Credit Facility”), with SPCC Funding II, as borrower, the lenders from time to time parties thereto, Goldman Sachs Bank USA, as syndication agent and administrative agent (the “Administrative Agent”), U.S. Bank Trust Company, National Association, as collateral agent and collateral administrator, and U.S. Bank National Association, as collateral custodian.

The Secured Credit Facility is comprised of (i) a $250 million asset-based revolving loan facility (the “ABL Facility”) and (ii) a $50 million asset-based revolving loan facility (the “Revolver Facility”), each of which has its own borrowing base (comprised of its respective eligible assets, as approved by the Administrative Agent from time to time) but both of which are generally subject to the same terms under the Secured Credit Facility. Borrowings from the Secured Credit Facility will be used, among other things, to finance the origination and acquisition of eligible assets by SPCC Funding II, including the purchase of such assets from the Company; the Revolver Facility will be used, in part, to use such proceeds to acquire assets which have not yet been approved by the Administrative Agent.

The Secured Credit Facility is secured by a security interest in the assets of SPCC Funding II and on any payments received by SPCC Funding II in respect of those assets. Assets pledged to the lenders under the Secured Credit Facility will not be available to pay the debts of the Company if such assets have been used to repay or otherwise satisfy the obligations owed under the Secured Credit Facility.

The Secured Credit Facility will mature on August 14, 2028, unless terminated earlier as provided in the Secured Credit Facility. For each of the ABL Facility and the Revolver Facility, SPCC Funding II may draw and redraw loans in U.S. dollars, euros or British pound sterling under the Secured Credit Facility during a commitment period ending on August 14, 2026, unless the commitments are terminated earlier as provided in the Secured Credit Facility. Loans drawn under the Secured Credit Facility will bear interest at Term SOFR plus 3.10% per annum and, in the case of loans drawn in euros or British pound sterling, an additional currency benchmark adjustment will apply. The Secured Credit Facility contains customary covenants, including certain limitations on the activities of SPCC Funding II, and customary events of default.

Borrowings under the Secured Facility are considered borrowings of the Company for purposes of the Company’s compliance with the asset coverage requirements under the Investment Company Act of 1940, as amended. From time to time, the Company expects to sell and contribute certain assets to SPCC Funding II pursuant to a Loan Sale and Contribution Agreement, dated as of the Closing Date, by and between the Company and SPCC Funding II.

In connection with the Secured Credit Facility, the Company entered into a Non-Recourse Carveout Guaranty Agreement with U.S. Bank Trust Company, National Association, on behalf of certain secured parties, and Goldman Sachs Bank USA. Pursuant to the Non-Recourse Carveout Guaranty Agreement, the Company guarantees certain losses, damages, costs, expenses, liabilities, claims and other obligations incurred in connection with certain instances of fraud or intentional misrepresentation, material encumbrances of certain collateral, misappropriation of certain funds, and the willful breach of certain provisions of the Secured Credit Facility.

The description above is only a summary of the material provisions of the Secured Credit Facility, the Loan Sale and Contribution Agreement and the Non-Recourse Carveout Guaranty Agreement and is qualified in its entirety by reference to the copies of the Secured Credit Facility, the Loan Sale and Contribution Agreement and the Non-Recourse Carveout Guaranty Agreement which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this current report on Form 8-K and are incorporated herein by reference thereto.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1*	Credit Agreement among SPCC Funding II, as borrower, the lenders from time to time parties thereto, Goldman Sachs Bank USA, as syndication agent and administrative agent, U.S. Bank Trust Company, National Association, as collateral agent and collateral administrator, and U.S. Bank National Association, as collateral custodian, dated August 14, 2023

10.2*	Loan Sale and Contribution Agreement between the Company, as the seller, and SPCC Funding II, as the buyer, dated August 14, 2023

10.3*	Non-Recourse Carveout Guaranty Agreement among the Company, U.S. Bank Trust Company, National Association, on behalf of certain secured parties, and Goldman Sachs Bank USA, dated August 14, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain portions of this Exhibit have been omitted in accordance with Item 601 of Regulation S-K. The registrant agrees to furnish supplementally a copy of all omitted schedules to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stone Point Credit Corporation

Dated: August 17, 2023	By:	/s/ Gene Basov
	Name:	Gene Basov
	Title:	Chief Financial Officer